Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Tango Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2023 Inducement Plan Common Stock, $0.001 par value per share	457(c) and 457(h)(1)	3,000,000 shares (2)	$6.57 (3)	$19,710,000	$.0001102	$2,172.04

Equity	2021 Stock Option and Incentive Plan Common Stock, $0.001 par value per share	457(c) and 457(h)(1)	4,408,969 shares (4)	$6.57 (5)	$28,966,924	$.0001102	$3,192.16

Equity	2021 Employee Stock Purchase Plan Common Stock, $0.001 par value per share	457(c) and 457(h)(1)	881,793 shares (6)	$5.58 (7)	$4,920,405	$.0001102	$542.23

Total Offering Amounts					$53,597,329		$5,906.43

Total Fee Offsets							$0

Net Fee Due							$5,906.43

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, $0.001 par value per share (“Common Stock”) which become issuable under the Registrant’s 2023 Inducement Plan (the “2023 Plan”), the Tango Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) or the Tango Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)	Represents shares of Common Stock that may become issuable under the Registrant’s 2023 Inducement Plan pursuant to its terms.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457(h)(1) of the Securities Act, and based on $6.57, the average of the high and low sale prices of the Common Stock of the Registrant as reported on the Nasdaq Global Market on February 6, 2023.

(4)

Represents an automatic increase of 4,408,969 shares of common stock to the number of shares available for issuance under the 2021 Plan effective as of January 1, 2023. Shares available for issuance under the 2021 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 14, 2021 (File No. 333-260258).

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act, and based on $6.57, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 6, 2023.

(6)

Represents an automatic increase of 881,793 shares of common stock to the number of shares available for issuance under the 2021 ESPP effective as of January 1, 2023. Shares available for issuance under the 2021 ESPP were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 14, 2021 (File No. 333-260258).

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) of the Securities Act, and based on 85% of $6.57, the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 6, 2023. Pursuant to the 2021 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be at a maximum discount of 15% of the fair market value of a share of common stock on the first trading day of the applicable offering period or on the last trading day of the applicable offering period, whichever is less.